                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          MERCURY GENERAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

[LOGO OF MERCURY
GENERAL CORPORATION]      MERCURY GENERAL CORPORATION
                            4484 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90010

                               ----------------

                         NOTICE OF ANNUAL MEETING OF
                       SHAREHOLDERS AND PROXY STATEMENT

To The Shareholders of
Mercury General Corporation


  Notice is hereby given that the Annual Meeting of Shareholders of MERCURY GENERAL CORPORATION (the "Company") will be held at the Radisson Wilshire Plaza Hotel, 3515 Wilshire Boulevard, Los Angeles, California on May 13, 1998 at 10:00 a.m., for the following purposes:

    1. To elect nine directors for the ensuing year to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

    2. To approve the adoption of the Mercury General Corporation Senior Executive Incentive Bonus Plan (the "Incentive Plan").

    3. To consider and vote upon the recommendation of the Board of Directors that KPMG Peat Marwick be appointed auditors of the Company for 1998.

    4. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

  Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

                                       BY ORDER OF THE BOARD OF DIRECTORS,

                                       /s/ Judy A. Walters

                                       Judy A. Walters, Secretary

Los Angeles, California
March 30, 1998

                          MERCURY GENERAL CORPORATION
                            4484 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90010

                               ----------------

                                PROXY STATEMENT

  The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. May 13, 1998, at the Radisson Wilshire Plaza Hotel, 3515 Wilshire Boulevard, Los Angeles, California. This Proxy Statement was first mailed to shareholders on March 30, 1998.

  All shareholders who find it convenient to do so are cordially urged to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.

  A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted for the election of the Board of Directors' nominees for directors and for the two other proposals to be submitted to the shareholders. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as present and entitled to vote for purposes of determining the presence of a quorum.

  Shareholders of record at the close of business on March 16, 1998 will be entitled to vote at the meeting. As of that date 55,219,513 shares of common stock, without par value ("Common Stock"), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum.

  The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.

                                    VOTING

  In voting for the election of directors of the Company under the California General Corporation Law, if, prior to the commencement of voting, any shareholder has given notice of his intention to cumulate his votes at the meeting, then all shareholders may cumulate their votes in the election of directors for any nominee if the nominee's name was placed in nomination prior to the voting. Under cumulative voting, each shareholder is entitled in the election of directors to one vote for each share held by him multiplied by the number of directors to be elected, and he may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as he sees fit. If no such notice is given, there will be no cumulative voting. In the absence of cumulative voting, each shareholder may cast one vote for each share held by him multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares voting will elect all of the directors. Under either form of voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

  In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of nominees. The proxy may not be voted for more than nine persons.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the adoption of the Incentive Plan and to appoint the auditors. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on these proposals, and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved, and therefore will not have the effect of a negative vote with respect to the approval of the adoption of the Incentive Plan and the appointment of the auditors.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1998, by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table on page 6 and (iv) executive officers and directors of the Company as a group.

                                                  AMOUNT AND        PERCENTAGE
                                                  NATURE OF             OF
                                                  BENEFICIAL        OUTSTANDING
     NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)         SHARES
     ------------------------                    ------------       -----------
     George Joseph..............................  18,857,210(2) (3)    34.2%
      Director and Named Executive Officer
     Gloria Joseph..............................   9,161,600(2) (4)    16.6
      Director
     Nicholas Company, Inc......................   5,236,792(5)         9.5
     Michael D. Curtius.........................     121,790             *
      Director and Named Executive Officer
     Bruce E. Norman............................      52,806(6)          *
      Named Executive Officer
     Joanna Y. Moore............................      22,664             *
      Named Executive Officer
     Kenneth G. Kitzmiller......................      37,669             *
      Named Executive Officer
     Charles E. McClung.........................      26,000             *
      Director
     Donald P. Newell...........................       4,200(7)          *
      Director
     Donald R. Spuehler.........................       4,114             *
      Director
     Nathan Bessin..............................       5,500             *
      Director
     Bruce A. Bunner............................       2,000             *
      Director
     Richard E. Grayson.........................       2,000             *
      Director
     All Executive Officers and Directors.......  28,449,248           51.5

--------
*  Less than 1.0% of the outstanding Common Stock.

(1) As to each person or group in the table, the table includes the following shares issuable upon exercise of options which are exercisable within 60 days from March 1, 1998; Michael Curtius, 110,600; Joanna Moore, 22,000; Bruce Norman, 8,000; Kenneth Kitzmiller, 27,000; all executive officers and directors as a group, 171,600.

(2) As of October 7, 1985, George Joseph, Gloria Joseph and the Company entered into an agreement with respect to the ownership by George and Gloria Joseph of the Company's Common Stock. The agreement provides, among other things, that the shares of Common Stock held jointly were halved and transferred into the separate names of George Joseph and Gloria Joseph under their individual and independent control. In addition, Gloria Joseph has certain rights to have her shares registered for sale pursuant to the Securities Act of 1933. The registration rights provided to Gloria Joseph will terminate at such time as she ceases to hold at least 5% of the then outstanding shares of the Company's Common Stock.

(3) George Joseph's business address is c/o Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010.

(4) Gloria Joseph's business address is c/o Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010. Includes 1,600 shares held in trust for Gloria Joseph's daughter, Ellen Joseph.

(5) The address of Nicholas Company, Inc. is 700 Water Street, Milwaukee, Wisconsin 53202. Includes 5,045,600 shares held by Nicholas Fund, Inc. and 400,000 shares held individually by Albert O. Nicholas, the president, director and majority shareholder of Nicholas Company, Inc., which were reported on a joint Schedule 13G filed with the Company dated January 22, 1998. According to the Schedule 13G, Nicholas Company, Inc. has sole or shared voting power over no shares and has sole dispositive power over 5,236,792 shares, Nicholas Fund, Inc. has sole voting power over 5,045,600 shares and Mr. Nicholas has sole voting and sole dispositive power over 400,000 shares.

(6) Does not include 18,140 shares held by Mr. Norman's wife, as to which Mr. Norman disclaims ownership.

(7) Such 4,200 shares are owned by Donald P. Newell as custodian for the benefit of his children.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company has nominated and recommends for election as directors the following nine persons to serve until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and shall qualify. All of the nominees are presently directors of the Company. The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

  The table below indicates the position with the Company, tenure as director and age of each nominee as of March 15, 1998.

                         POSITION WITH THE                           DIRECTOR
      NAME               COMPANY                                 AGE  SINCE
      ----               -----------------                       --- --------
      George Joseph      Chairman of the Board                    76   1961(1)
                         and Chief Executive Officer
                         of the Company
      Michael D. Curtius President and Chief Operating Officer    48   1996
                         and Director of the Company
      Gloria Joseph      Director                                 74   1961(1)
      Donald P. Newell   Director                                 60   1979(1)
      Charles E. McClung Director                                 83   1961(1)
      Donald R. Spuehler Director                                 63   1985
      Nathan Bessin      Director                                 72   1991
      Bruce A. Bunner    Director                                 64   1991
      Richard E. Grayson Director                                 68   1985

--------
(1) Date shown is the date elected a director of Mercury Casualty Company, a predecessor of the Company. Each of these individuals was elected a director of the Company in 1985.

  Directors are elected at each annual meeting of the shareholders for one year and hold office until their successors are elected and qualified. Executive officers serve at the pleasure of the Board of Directors.

  George Joseph, Chief Executive Officer of the Company and Chairman of its Board of Directors, has served in those capacities since 1961. He has more than 45 years experience in all phases of the property and casualty insurance business.

  Michael D. Curtius has served as President and Chief Operating Officer of the Company since May 1995 and as a director of the Company since February 1996. He served as Vice President and Chief Claims Officer from October 1987 until May 1995.

  Gloria Joseph served as Vice President of the Company from 1961 until 1985.

  Charles E. McClung has been the president and principal shareholder of McClung Insurance Agency, Inc., an insurance agency located in Montebello, California, for more than five years.

  Donald P. Newell has been a partner of the law firm of Latham & Watkins of San Diego, California for more than five years. He is also a director of SCPIE Holdings Inc., an insurance holding company.

  Donald R. Spuehler has been retired since February 1995. From February 1992 through January 1995, Mr. Spuehler was of counsel to the law firm of O'Melveny & Myers of Los Angeles, California. For more than the prior five years, Mr. Spuehler was a partner of O'Melveny & Myers.

  Nathan Bessin has been the Managing Partner of J. Arthur Greenfield & Co., Certified Public Accountants, for more than five years. He has been a director of Williams-Sonoma, Inc., since 1983.

  Bruce A. Bunner has been President of Financial Structures, Limited, a Bermuda based insurance company and a subsidiary of Pitney Bowes, Inc. since January 1996. From April 1994 to April 1995, Mr. Bunner served as Director of External Affairs of Zurich Centre Advisors, Inc., a consulting company specializing in insurance and reinsurance risk arrangements. From January 1991 to April 1994, he served as Chairman of the Board of Centre Reinsurance Company of New York, a reinsurance company. Mr. Bunner was a partner in the firm of KPMG Peat Marwick LLP, Certified Public Accountants, from 1974 to 1990, except during the period from 1983 to 1986 when he served as Insurance Commissioner of the State of California. Mr. Bunner is currently a director of American Progressive Life and Health Insurance Company, a subsidiary of Universal American Financial Corp, a publicly-held corporation, and a director of Amwest Insurance Group.

  Richard E. Grayson has been retired since January 1995. For more than five years prior to such time, Mr. Grayson was Vice President of Union Bank of Los Angeles, California and President and Director of Current Income Shares, Inc., a publicly-held closed end investment company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES THEREOF

  The Board of Directors held four meetings during the last fiscal year and will meet quarterly during the current fiscal year. In 1997, each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served. Directors are paid $2,500 per quarter plus $2,500 per meeting attended and reimbursement for their out-of-pocket expenses incurred in attending such meetings.

  The Company has an Audit Committee currently consisting of Nathan Bessin, Donald P. Newell and Donald R. Spuehler, with Nathan Bessin acting as Chairman of such Committee. The Audit Committee held two meetings in 1997. The Audit Committee's responsibilities include, among other things, recommending the selection of the Company's independent certified public accountants and meeting with the accountants regarding their management letters and the annual audit. Members of the Audit Committee receive $500 per meeting attended plus reimbursement of their out-of-pocket expenses incurred in attending such meetings.

  The Company has a Compensation Committee currently consisting of Donald R. Spuehler, Bruce A. Bunner and Richard E. Grayson, with Donald R. Spuehler acting as Chairman of such Committee. The Compensation Committee held two meetings in 1997 and held numerous telephonic consultations with the Company regarding executive compensation and administration of the Company's stock option plan. The responsibilities of the Compensation Committee include, among other things, reviewing, approving and reporting to the Board the Company's compensation policies with respect to its executive officers, reviewing the Company's overall compensation policy and making recommendations with respect thereto, and administering the Company's stock option plan. Members of the Compensation Committee receive $500 per meeting attended plus reimbursement of their out-of-pocket expenses incurred in attending such meetings. The Chairman of the Compensation Committee also receives compensation based upon the number of additional hours spent on committee matters.

  The Board of Directors has not designated a nominating committee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors unanimously recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their proxy cards.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth, for the periods indicated, the compensation of the Company to its Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer.

                                                   ANNUAL
                                                COMPENSATION
                                              -----------------    ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR  SALARY   BONUS   COMPENSATION(1)
---------------------------              ---- -------- -------- ---------------
George Joseph                            1997 $492,000 $560,500     $39,066
Chairman and Chief Executive Officer     1996  492,000  352,579      26,130
                                         1995  492,000  214,580      24,762
Michael D. Curtius                       1997 $327,866 $608,045     $43,816
President and Chief Operating Officer    1996  308,750  345,204      30,630
                                         1995  268,750  206,580      13,382
Bruce E. Norman                          1997 $156,240 $384,510     $24,316
Vice President--Marketing                1996  148,800  255,259       6,863
                                         1995  140,016  102,874       9,751
Joanna Y. Moore                          1997 $156,300 $256,725     $24,316
Vice President and Chief Claims Officer  1996  147,600  172,339      12,630
                                         1995  132,000  103,040      13,382
Kenneth G. Kitzmiller                    1997 $129,600 $255,400     $24,316
Vice President--Underwriting             1996  120,000  155,000      12,630
                                         1995  103,981  101,372      13,382

--------
(1) Amounts shown include the Company's contributions under its profit sharing plan for Company employees, the Company's matching contributions under a 401(k) option to the profit sharing plan, the year-end value of stock contributed under the ESOP feature of the profit sharing plan and, for George Joseph and Michael Curtius only, director fees. Those amounts, expressed in the same order as above, for the named executive officers for 1997 are as follows: George Joseph--$2,396, $0, $17,170, $19,500; Michael
    Curtius--$2,396, $4,750, $17,170, $19,500; Bruce Norman--$2,396, $4,750,
    $17,170; Joanna Moore--$2,396, $4,750, $17,170; and Kenneth Kitzmiller--
    $2,396, $4,750, $17,170.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUE TABLE

  The Company has a stock option plan for key executives. The following table sets forth information regarding the exercise of stock options during 1997 by the named executive officers and the value of unexercised stock options as of December 31, 1997. No stock options were granted to the named executive officers in 1997.

                                                       NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                            OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                                         DECEMBER 31, 1997            DECEMBER 31, 1997
                                                     ------------------------- -------------------------------
                         SHARES ACQUIRED    VALUE
          NAME             ON EXERCISE   REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE(2) UNEXERCISABLE(2)
          ----           --------------- ----------- ----------- ------------- -------------- ----------------
Michael D. Curtius......        --             --      110,600      60,000       $5,197,365      $2,358,750
Bruce E. Norman.........        --             --        4,000      16,000       $  123,375      $  493,500
Joanna Y. Moore.........      6,000       $122,258      18,000      16,000       $  716,375      $  632,500
Kenneth G. Kitzmiller...      3,000       $ 84,930      20,000      20,000       $  766,375      $  654,250

--------
(1) Fair market value of underlying securities at exercise minus the exercise price.

(2) The value of unexercised options represents the difference between the closing price of the Common Stock on December 31, 1997, which was $55.25 per share, and the exercise price of the options.

  George Joseph, the Chief Executive Officer and principal shareholder of the Company, has not been granted options under the Company's plan.

REPORT OF THE COMPENSATION COMMITTEE

  The duty of the Compensation Committee on an ongoing basis is to review, approve and report to the Board of Directors the compensation policies of the Company with respect to its executive officers. The Committee also reviews in detail with the Board of Directors its recommendations of the factors and criteria upon which the Company's Chief Executive Officer's compensation is based and the level of compensation recommended. The Committee has been delegated this same responsibility with respect to the compensation of the President.

  In general, pursuant to the policy of the Board of Directors embodied in a standing resolution adopted at the Board of Directors' January 31, 1986 meeting, Mr. Joseph, as President and Chief Executive Officer of the Company, was given authority to establish compensation for all other executive officers. With Mr. Curtius' appointment as President, Mr. Joseph retains this authority except with respect to the compensation of the President. Mr. Joseph has periodically reported key executive appointments and key decisions as to executive compensation to the Board of Directors and this information has been recorded in Board of Directors minutes from time to time.

 Executive Officers Other Than the Chief Executive Officer

  The compensation policy of the Company adopted by Mr. Joseph for all executive officers other than the President, in effect for calendar 1997, has been reviewed and endorsed by the Compensation Committee and the Compensation Committee expects, as described in this report, that such policy will be continued in 1998.

  The Compensation Committee approved an increase in base compensation for Mr. Curtius as President effective June 1, 1997 and has approved an increase in the percentage to be used in computing his formula bonus.

  The basic strategy of the Company is that executive officers subject to Mr. Joseph's review should be compensated in general above the median for executives in like positions in comparable insurance companies, as determined by him based on his experience in the industry and continuing surveillance of industry practice. Further, the policy of the Company is that certain key executives should receive a substantial portion of their annual compensation based on performance in areas which they control.

  The executive officers responsible for underwriting and claims have, since the Company became publicly held in 1985 and for a substantial prior period, received a yearly bonus pursuant to a formula based on underwriting results. The executive officer responsible for marketing has received a bonus in that same period based on a formula which takes into account underwriting results and net premiums written. Smaller bonuses, not formula-based, are paid to the remaining executive officers based on the judgment of the Chief Executive Officer as to each officer's overall contribution to performance. This general bonus structure was continued in 1997 and, with modification as determined by the Chief Executive Officer, will be continued in 1998.

  Salaries for executive officers are reviewed on a yearly basis. Salary increases take into account the same factors used with respect to formula bonuses--underwriting results and revenues and the successful attainment of goals set by the Chief Executive Officer and the President. Also taken into account are factors reflecting the ability of the individual executive to manage direct and indirect costs as the volume of business varies, turnover and morale with respect to employees under the executive's management, the expense of adjusting claims, and prevailing salaries in the industry, with all factors taken into account over appropriate cycles of rates, premiums and profitability of the Company and the industry.

  In addition to the nondiscriminatory tax-qualified profit sharing plan and tax deferred Section 401(k) option to that plan maintained for employees, the Company maintains a stock option plan under which key employees are granted options at 100% of fair market value of Company Common Stock on the date of grant. The overall policy of the Company, as approved by the Board of Directors and Compensation Committee and embodied in awards made by the Compensation Committee, is that key officers and managers responsible for the success of the Company should be granted options in Company Common Stock under that program. In 1997, options on 45,000 shares of Company Common Stock were granted to eight optionees who were not named executive officers. Such grants were made effective February 7, 1997 at 100% of then fair market value. No named executive officers were granted options in 1997.

 The Chief Executive Officer

  Mr. Joseph's base compensation has not been increased since its approval at the current level by the Board of Directors on August 3, 1990 and has been at substantially the same level since 1985.

  Additional compensation paid to Mr. Joseph in 1997 included director fees and a bonus equivalent to one-half month's pay which is the level of bonus awarded to all employees. In addition, a bonus based on 1997 underwriting results was accrued in 1997 to be paid in 1998. This bonus was accrued under the same formula used in determining the bonuses payable to executive officers responsible for underwriting and claims. Mr. Joseph does not hold any options under the Company's stock option plan.

  The Company has experienced an increase of more than 1000% in net premiums written and an increase of more than 1500% in net income from 1984 through 1997. Discussions of the Compensation Committee with Mr. Joseph have explored in depth the issue of the stability of Mr. Joseph's compensation compared to the Company's performance. Because of Mr. Joseph's substantial stock ownership in the Company, the success he has achieved as Chief Executive Officer responsible for the Company's overall achievement has been reflected directly in the value of his equity in the Company. Following past practice, Mr. Joseph's base compensation was continued at the 1996 level in 1997.

  The Compensation Committee has reviewed 1996 compensation of executives in certain selected California and comparable insurance companies as publicly available in proxy statements. The Compensation Committee has also reviewed a 1997 summary of executive compensation practices in financial companies prepared by a branch of the Company's auditors. Taking into account this and related information, the Compensation Committee believes that the level of Mr. Joseph's compensation is, without taking into account his equity interest in the Company, well below the median for comparable companies.

  The Compensation Committee has had preliminary discussions with Mr. Joseph as to whether an increase in his base compensation is desirable given his continuing responsibilities and compensation being paid to executives in comparable positions. The Compensation Committee plans to study the issue. If an increase is found to be desirable it would in all likelihood be made, together with adjustment of the President's compensation, effective June 1, 1998, the date when adjustments in the President's compensation would ordinarily be effective.

 Internal Revenue Code 162(m)

  The Compensation Committee has considered the potential impact of Section 162(m) ("Section 162(m)") of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, other than compensation that is performance-based under a plan which is approved by the shareholders of the corporation and which meets certain other technical requirements. Under the formula bonus which was part of the compensation policy approved by the Compensation Committee for 1997, Mr. Joseph's base and bonus compensation exceeded the $1 million limit in 1997. No retroactive adjustment to his salary has been recommended by the Compensation Committee. Further, to appropriately recognize the contribution of the Company's executive officers to the Company and its shareholders and to exempt bonuses paid to such officers from the $1 million limit of Section 162(m), the Compensation Committee is recommending the adoption by the Board of a performance-based incentive plan in 1998 which would base bonus compensation on objective performance criteria and the presentation of such plan to the stockholders for approval. Such bonus plan would be in addition to the 1995 Stock Option Plan of Mercury

General Corporation which the Compensation Committee has concluded already meets the requirements for a performance-based plan under the regulation interpreting Section 162(m).

 March 23, 1998                           The Compensation Committee

                                          Donald R. Spuehler, Chair
                                          Bruce A. Bunner
                                          Richard E. Grayson

PERFORMANCE GRAPH

  The graph below compares the cumulative total shareholder return on the shares of Common Stock of the Company (MCY) for the last five years with the cumulative total return on the Standard and Poor's 500 Index and a peer group comprised of selected property and casualty insurance companies over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the peer group on January 1, 1993 and the reinvestment of all dividends).

                 COMPARATIVE FIVE-YEAR CUMULATIVE TOTAL RETURNS
           MERCURY GENERAL CORP., S&P 500 INDEX AND PEER GROUP INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             MERCURY
Measurement Period           GENERAL        S&P
(Fiscal Year Covered)        CORP.          500 INDEX    PEER GROUP
---------------------        -------        ---------    ----------
Measurement Pt-  1992        $100           $100         $100
FYE   1993                   $110.09        $110.08      $ 99.21
FYE   1994                   $108.08        $111.54      $ 94.96
FYE   1995                   $183.45        $153.45      $135.17
FYE   1996                   $205.92        $188.69      $164.68
FYE   1997                   $439.83        $251.64      $244.47

                     ASSUMES $100 INVESTED ON JAN. 1, 1993
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1997

  The peer group consists of those companies that are included in the Property/Casualty Insurance Group in the Value Line Investment Survey: Ace Limited, 20th Century Industries, AllState Corporation, American Financial Group, Capsure Holdings, Chubb Corporation, Cincinnati Financial Corporation, Fremont General Corporation, Frontier Insurance Group, GAINSCO, INC., General Re Corp., Hartford Steam Boiler Inspection and Insurance Company, Hartford Financial Services Group, NAC Re Corp., Ohio Casualty Corp., Old Republic International Corp., Orion Capital Corporation, Progressive Corporation of Ohio, SAFECO Corporation, Selective Insurance Group, Inc., St. Paul Companies, Inc., Transatlantic Holdings, Inc., USF&G Corporation, and The W.R. Berkley Corp.

                             CERTAIN TRANSACTIONS

  Ellen Joseph, the daughter of George and Gloria Joseph, is the beneficial owner of Metro West Insurance Services, Inc., a California insurance agency. In 1997 the Company paid commissions to that agency in accordance with the Company's standard agency contract of $549,735. Louise Toney, George Joseph's sister, acts as manager for the agency and receives as compensation a portion of those commissions.

  Charles E. McClung, a director of the Company, is the principal shareholder of McClung Insurance Agency, Inc. which has been an independent agent of the Company since 1962. In 1997 the Company paid commissions to that agency of $563,895.

  Donald P. Newell, a director of the Company, is a partner of Latham & Watkins, a law firm the Company retained to perform certain legal services in 1997 and 1998.

                                  PROPOSAL 2:

          APPROVAL OF THE ADOPTION OF THE COMPANY'S SENIOR EXECUTIVE
                             INCENTIVE BONUS PLAN

  The following description of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan itself, a copy of which is attached hereto as Annex A. Copies of the Incentive Plan can also be obtained by making written request to the Company's Secretary.

GENERAL

  On March 23, 1998, the Company's Board of Directors adopted, subject to shareholder approval, the Incentive Plan, an annual bonus plan under which designated executive officers of the Company ("Covered Executives") are eligible to receive bonus payments. The Incentive Plan is intended to provide an incentive for superior work, to motivate Covered Executives toward even higher achievement and business results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified senior executives. The Incentive Plan has been adopted and is being submitted to the Company's shareholders for approval so that bonuses payable by the Company to its senior executives are fully deductible for federal income tax purposes. The Incentive Plan and its performance goals are subject to shareholder approval before any bonuses will be paid thereunder.

ADMINISTRATION

  The Incentive Plan will be administered by a committee (the "Bonus Committee") consisting of at least two members of the Company's Board of Directors who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and interpretations promulgated thereunder. Initially, the Compensation Committee will serve as the Bonus Committee. The Bonus Committee will have the sole discretion and authority to administer and interpret the Incentive Plan and to designate from time to time the Covered Executives.

BONUS DETERMINATIONS

  A Covered Executive may receive a bonus payment based upon the attainment of performance objectives established by the Bonus Committee and related to one or more of the following corporate performance goals (the "Performance Goals"): the Company's underwriting results, net premiums written, pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, funds from operations, appreciation in the fair market value of the Company's stock, or earnings before any one or more of the following items: interest, taxes, depreciation or amortization, or savings or cost reductions.

  The actual amount of future bonus payments under the Incentive Plan is not presently determinable. However, the Incentive Plan provides that the maximum bonus for any Covered Executive shall not exceed $1,000,000 with respect to any fiscal year of the Company.

  The Incentive Plan is designed to ensure that annual bonuses paid thereunder to Covered Executives of the Company are deductible by the Company, without limit under Section 162(m) of the Code. Section 162(m), which was added to the Code in 1993, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any taxable year with respect to each "covered employee," within the meaning of Section 162(m). However, certain performance-based compensation is not subject to the deduction limit. The Incentive Plan is designed to provide this type of performance-based compensation to Covered Executives.

  Bonuses paid to Covered Executives will be based upon bonus formulas that tie the bonuses to one or more objective performance standards. Bonus formulas for Covered Executives will be adopted in each performance period by the Bonus Committee no later than the latest time permitted by Code Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period). No bonuses will be paid to Covered Executives unless and until the Bonus Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Section 162(m) of the Code; and, although the Bonus Committee may in its sole discretion reduce a bonus payable to a Covered Executive, the Bonus Committee has no discretion to increase the amount of a Covered Executive's bonus under the Incentive Plan.

  The effective date of the Incentive Plan is January 1, 1998. The Bonus Committee has (i) designated the Company's 1998 fiscal year (calendar year
1998) as the first performance period under the Incentive Plan,
(ii) designated the Company's Chief Executive Officer and President as Covered Executives for such performance period and (iii) established objective bonus formulas relating to the Company's underwriting results during 1998 for such Covered Executives for such performance period.

REASONS FOR ADOPTION OF THE INCENTIVE PLAN

  The Board believes the Incentive Plan will provide an incentive for superior work and motivate Covered Executives toward even higher achievement and business results. The Board also believes the Incentive Plan will further tie the Covered Executives' goals and interests to those of the Company and its shareholders, and will enable the Company to attract and retain highly qualified senior Executives. Payment of bonuses under the Incentive Plan will also provide for their deductibility under the Code without regard to Section 162(m) thereof.

REQUIRED VOTE

  The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is required to approve the adoption of the Incentive Plan.

  The Board of Directors unanimously recommends a vote FOR the approval of the adoption of the Incentive Plan and its Performance Goals.

                                  PROPOSAL 3:

                             APPROVAL OF AUDITORS

  Proposal 3 concerns the recommendation of the Audit Committee and the Board of Directors that KPMG Peat Marwick will be appointed auditors for 1998, which is being presented to the shareholders for approval. Representatives of KPMG Peat Marwick will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

  The Board of Directors unanimously recommends that shareholders vote FOR the appointment of KPMG Peat Marwick as auditors for 1998.

                            SECTION 16(a) REPORTING

  Each director, executive officer of the Company, and person who owns more than 10% of a registered class of the Company's equity securities is required by Section 16(a) of the Securities Exchange Act of 1934 to report to the Securities and Exchange Commission (the "SEC") by a specified date his or her transactions in the Company's securities. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 1997 fiscal year, which came to the Company's attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company. Based solely on its review of such forms received by it, Donald R. Spuehler and Richard A. Grayson are the only reporting persons to have made a late filing under Section 16(a). Mr. Spuehler filed a Form 4 on July 14, 1997 to report a disposition of shares of the Company's Common Stock in June 1997, which Form 4 should have been filed by July 10, 1997. Mr. Spuehler also filed a Form 5 in March 1998, to report a gift of shares of the Company's Common Stock in July 1997, which Form 5 should have been filed by February 15, 1998. Mr. Grayson inadvertently filed a Form 3 instead of a Form 4 to report a purchase of shares of the Company's Common Stock in October 1997. A Form 4 was filed to correct the mistake in February 1998.

                             SHAREHOLDER PROPOSALS

  Any proposal of a shareholder of the Company intended to be presented at the next Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company not later than November 30, 1998, to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  The Company does not know of any business other than that described herein which will be presented for consideration or action by the shareholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

                         ANNUAL REPORT TO SHAREHOLDERS

  The Company's Annual Report to Shareholders is being mailed with the Proxy Statement to shareholders of record on March 16, 1998. Upon request the Company will furnish the Annual Report to any shareholder.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Judy A. Walters

                                          Judy A. Walters, Secretary

Los Angeles, California
March 30, 1998

                                                                        ANNEX A

       MERCURY GENERAL CORPORATION SENIOR EXECUTIVE INCENTIVE BONUS PLAN

 1. Purpose

  This Senior Executive Incentive Bonus Plan (the "Incentive Plan") is intended to provide an incentive for superior work and to motivate eligible executives of Mercury General Corporation and its subsidiaries (Mercury General Corporation and together with its subsidiaries, the "Company") toward even higher achievement and business results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below). The Incentive Plan is designed to ensure the bonuses paid hereunder to Covered Executives are deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and interpretations promulgated thereunder.

 2. Covered Executives

  From time to time, the Bonus Committee (as described below) may select certain key executives who are or who at some future date may be "covered employees" as defined in Section 162(m)(3) of the Code (the "Covered Executives") to be eligible to receive bonuses hereunder.

 3. The Bonus Committee

  The "Bonus Committee" shall be appointed by the Board of Directors of Mercury General Corporation (the "Board") and consist of at least two members of who shall qualify as "outside directors" under Section 162(m) of the Code. The Compensation Committee of the Board shall initially constitute the Bonus Committee. The Bonus Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

 4. Bonus Determinations

  A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of performance objectives which are established by the Bonus Committee and relate to one or more of the following corporate performance goals (the "Performance Goals"): the Company's underwriting results, net premiums written, pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, funds from operations, appreciation in the fair market value of the Company's stock, or earnings before any one or more of the following items: interest, taxes, depreciation or amortization, or savings or cost reductions.

  Any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more objective performance objectives relating to the Performance Goals. Bonus formulas for Covered Executives shall be adopted in each performance period by the Bonus Committee no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period). No bonuses shall be paid to Covered Executives unless and until the Bonus Committee makes a certification in writing with respect to the attainment of the performance objectives as required by Section 162(m) of the Code. Although the Bonus Committee may in its sole discretion reduce a bonus payable to a Covered Executive pursuant to the applicable bonus formula, the Bonus Committee shall have no discretion to increase the amount of a Covered Executive's bonus as determined under the applicable bonus formula.

  The maximum bonus payable to a Covered Executive under the Incentive Plan shall not exceed $1,000,000 with respect to any fiscal year of the Company.

  The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive's employment by the Company on the last day of the performance period, provided, however, that the Bonus Committee may make exceptions to this requirement, in its sole discretion, in the case of a Covered Executive's retirement, death or disability.

 5. Amendment and Termination

  Mercury General Corporation reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion. Any amendments to the Incentive Plan shall require shareholder approval only to the extent required by Section 162(m) of the Code.

 6. Shareholder Approval

  No bonuses shall be paid under the Incentive Plan unless and until the shareholders of Mercury General Corporation shall have approved the Incentive Plan and the Performance Goals as required by Section 162(m) of the Code. So long as the Incentive Plan shall not have been previously terminated, it shall be resubmitted for approval by the shareholders of Mercury General Corporation in the fifth year after it shall have first been approved by the shareholders of Mercury General Corporation, and every fifth year thereafter. In addition, the Incentive Plan shall be resubmitted to the shareholders of Mercury General Corporation for approval if it is amended in any way which materially modifies the Performance Goals or increases the maximum bonus payable under the Incentive Plan.

                     [LOGO OF MERCURY GENERAL CORPORATION]

           4484 Wilshire Boulevard . Los Angeles, California 90010
           -------------------------------------------------------

                            DETACH PROXY CARD HERE
-----------------------------------------------------------------------------

[_]

PROPOSAL 1. ELECTION OF            FOR all nominees    [_]
            DIRECTORS              listed below.

WITHHOLD AUTHORITY to vote    [_]     *EXCEPTIONS  [_]
for all nominees listed below.

Nominees: George Joseph, Charles E. McClung, Gloria Joseph, Donald R. Spuehler, Richard E. Grayson, Donald P. Newell, Bruce A. Bunner, Nathan Bessin, Michael D. Curtius

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
           ------------------------------------------------------------------
PROPOSAL 2.  To approve the adoption of the Mercury General Corporation
             Senior Executive Incentive Bonus Plan.

                 FOR  [_]  AGAINST [_]   ABSTAIN [_]

PROPOSAL 3.  To approve KPMG Peat Marwick as auditors for the year 1998.

                 FOR  [_]  AGAINST [_]   ABSTAIN [_]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Change of Address and/or Comments Mark here [_]


                                          Important: Please sign exactly as
                                          your name appears on the Company's
                                          Common Stock Certificate, when signing
                                          as Attorney, Executor, Administrator,
                                          Trustee, Guardian or otherwise give
                                          your full title as such. Each joint
                                          tenant should sign.

                                          Dated:                           1998
                                                --------------------------,


                                          -------------------------------------
                                                Signature of Shareholder

                                          -------------------------------------
                                                Signature if held jointly

                                                Votes must be indicated
                                                [X] in black or blue ink.

                          MERCURY GENERAL CORPORATION

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 13, 1998
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          MERCURY GENERAL CORPORATION


    The undersigned Shareholder(s) of MERCURY GENERAL CORPORATION (the "Company") hereby constitutes and appoints George Joseph, Charles E. McClung and Michael D. Curtius, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 13, 1998, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

    The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed, FOR Proposal 2 and FOR Proposal
3.

    ESOP Participants: As to those Common Shares that are held for the undersigned in the Employee Stock Ownership Plan feature of the Company's Profit Sharing Plan, I instruct the Trustee of such plan to sign a proxy for me and to mark the proxy as I specify on the reverse side. If I do not so specify or return the signed proxy, I understand that the Administrative Committee of such plan will instruct the Trustee how to vote the shares.

    The undersigned revokes any prior proxy at such meeting and ratifies all said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

MERCURY GENERAL CORPORATION
P.O. BOX 11379
New York, N.Y. 10203-0379

(Please sign and date on reverse side)